EXHIBIT 10.6

FIRST DATA CORPORATION 1993 DIRECTOR’S STOCK OPTION PLAN

TERMS AND CONDITIONS

1.	Pursuant to the First Data Corporation 1993 Director’s Stock Option Plan (the “Plan”), First Data Corporation (the “Company”) hereby sells to you, upon payment by you to the Company of the aggregate Purchase Price specified in the attached certificate (which, together with these Terms and Conditions form the Stock Option Agreement (the “Agreement”)), as of the Date of Grant specified in the attached certificate, a nonqualified stock option to purchase the number of shares of common stock (par value $0.01 per share) of the Company specified in the attached certificate at the Option Price Per Share specified in the attached certificate (the “Option”), which number of shares and price per share may be adjusted pursuant to Paragraph 7 below.

2.	The terms of the Plan are hereby incorporated in this instrument by reference and made a part hereof.

3.	You must pay the aggregate Purchase Price specified in the attached certificate for the Option being acquired hereunder by waiving fee payments for services to be performed by you as a Non-Employee Director pursuant to procedures established by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. In the event that for any reason you are not entitled to receive such fee payments (other than as a result of a waiver in connection with the Agreement), the Committee shall cancel the Option as to a number of shares equal to the whole number (rounded-up) determined by (i) subtracting the fee payments to which you would have been entitled (in the absence of the waiver) from the amount waived, and (ii) dividing the difference by the Purchase Price Per Share specified in the attached certificate.

4.	Subject to the provisions of the Agreement and the applicable provisions of the Plan, at any time or times on or after the Date of Grant specified in the attached certificate, but not later than the tenth anniversary of such Date of Grant, you may exercise this Option as to the number of shares of common stock which, when added to the number of shares of common stock as to which you have theretofore exercised this Option, if any, will not exceed the total number of shares of common stock covered hereby. This Option may not be exercised for a fraction of a share of common stock of the Company.

5.	Shares of common stock shall not be issued upon exercise of the Option unless each of the following conditions are met:

(a) Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will be in compliance with the Securities Act of 1933, as amended, applicable U.S. federal, state and local laws and foreign laws; and

(b) You (or any person acting under Paragraph 6 below) must pay at the time of exercise the full purchase price for the shares of common stock being acquired hereunder, by (i) paying in United States dollars by cash or check, (ii) tendering shares of common stock owned by you which have a fair market value equal to the full purchase price for the shares being acquired, such fair market value to be equal to the greater of the average of the high and low transaction prices of a share of common stock as reported in the New York Stock Exchange Composite Transactions Tape on the Date of Grant (or, if there are no reported transactions for such date, on the next preceding date for which transactions were reported), or the average of the closing prices of a share of common stock on each trading day within the 30 calendar day period ending on the Date of Grant as reported on the New York Stock Exchange Composite Transactions Tape or (iii) tendering a combination of the forms of payment provided for in Subparagraphs 5(b)(i) and 5(b)(ii) above.

6.	This Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you, except by will or the laws of descent and distribution, and is exercisable during your lifetime only by you; provided, however, that this Option may be transferred by you without consideration (except in the case of a transfer to a limited liability company or partnership (limited or general) which is a “Family Entity,” in which case such transfer may be in exchange for consideration permitted by this Paragraph 6) and in accordance with the other provisions of this Paragraph 6 to one or more, as of the date of such transfer, “Family Members” and, to the extent so transferred, your right to exercise this Option shall thereafter be exercisable by such permitted transferee(s) in accordance with terms hereof.

As used in this Paragraph 6, the term “Family Member” shall mean any Family Entity or any spouse, parent, child, stepchild, grandchild, sibling, mother or father-in-law, son or daughter-in-law, stepparent, grandparent, former spouse, niece, nephew or brother or sister-in-law, including adoptive relationships. As used in this Paragraph 6, the term “Family Entity” shall mean a trust the beneficiaries of which consist solely of you and/or one or more persons set forth in the immediately preceding sentence or a foundation, limited liability company or partnership (limited or general) whose members or partners, as the case may be, consist solely of you and/or one or more of such persons. Subject to the other provisions of this Paragraph 6, in the case of a transfer of this Option to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an equity interest in the limited liability company or partnership to which the transfer is made.

Any transfer of this Option, or any portion hereof, shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgement by a member of the Committee of the Committee’s receipt and acceptance of the signed notice of transfer. Any transfer of this Option, or any portion hereof, shall also be subject to the satisfaction of the Company’s General Counsel that such transfer will be compliance with applicable law. If this Option is transferred to a Family Member pursuant to this Paragraph 6, it shall not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member, except by will or the laws of descent and distribution. If you or a permitted transferee or anyone claiming under or through you or a permitted transferee attempts to violate this Paragraph 6, such attempted violation shall be null and void, and the Company’s obligation to make any further payments (stock or cash) hereunder shall terminate. The applicable requirements of Paragraph 5 above must be satisfied at the time of exercise of this Option by a permitted transferee or anyone claiming under or through a permitted transferee. Subsequent to a transfer of this Option, or a portion hereof, pursuant to this Paragraph 6, any actions which would otherwise require your consent shall, with respect to the portion of this Option so transferred, require only the consent of the permitted transferee(s). In the event of a transfer, the Company shall, upon surrender to it of the Agreement, deliver one or more new Option agreements, as necessary, to appropriately reflect such transfer.

7.	In the event of any change in the outstanding shares of common stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, sale by the Company of all or part of its assets, distribution to stockholders other than a normal cash dividend, or other similar change in capitalization or change in common stock occurring after the Date of Grant specified in the attached certificate and prior to the Option’s exercise in full, the number and kind of shares for which this Option may be exercised and the Option Price Per Share shall be adjusted so as to reflect such change, all as determined by the Committee in its sole discretion.

8.	Notwithstanding the expiration date set forth in Paragraph 4, in the event the Company is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a “Pooling Transaction”) or pursuant to which you receive a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company, then each Option (or option in substitution thereof) held by you shall be exercisable until and including the latest of (x) the tenth anniversary of the Date of Grant, (y) the date which is six months and one day after the consummation of such business combination, and (z) the date which is ten business days after the date of expiration of any period during which you may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests.

9.	In the event that you cease to be a Non-Employee Director for any reason, you (or any person acting under Paragraph 6 above) will continue to have the right to exercise this Option in accordance with the other provisions of the Agreement and the applicable provisions of the Plan until and including the tenth anniversary of the Date of Grant specified in the attached certificate.

10.	It shall be a condition to the obligation of the Company to issue shares of common stock upon exercise of this Option (a) that you pay to the Company or its designee, upon its demand, such amount as may be demanded for the purpose of satisfying its obligation or the obligation of any of its Affiliates or other person to withhold U.S. federal, state and local or foreign income, employment or other taxes incurred by reason of the exercise of this Option or the transfer of shares thereupon, and (b) that you (or any person acting under Paragraph 6 above) provide the Company with any forms, documents or other information reasonably required by the Company in connection with the exercise. You may satisfy your obligation to pay such amount by any of the methods set forth in Paragraph 5(b) above or by authorizing the Company to withhold from the shares of common stock purchased by you pursuant to the exercise shares of common stock having a fair market value on the date of exercise equal to the withholding amount. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to issue shares of common stock upon exercise of this Option.

11.

The terms of the Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that (i) no such amendment shall adversely affect in a material manner any right of yours under the Agreement without your written consent and (ii) subject to Paragraph 7 above, no such amendment shall reduce the Option Price Per Share specified in the attached certificate unless the Company’s stockholders approve such amendment.

12.	Any action taken or decision made by the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or the Agreement shall lie within its sole and absolute discretion, and shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board, the Committee or their delegates.

13.	The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to the Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.